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Exhibit 5.4

[Gibbons, Del Deo, Dolan, Griffinger & Vecchione Letterhead]

August 3, 2005

Beazer Homes USA, Inc.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

  Re:
  Local Counsel Opinion for Beazer Realty, Inc.

Dear Ladies and Gentlemen:

        We have acted as local New Jersey counsel to Beazer Realty, Inc., a New Jersey corporation (the "Guarantor"), a subsidiary of Beazer Homes USA, Inc. ("Beazer"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Beazer and the subsidiaries of Beazer listed in the Registration Statement, including the Guarantor, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the issuance by the Company of up to $350,000,000 aggregate principal amount of its 6 7/8% Senior Notes due 2015 (the "New Notes") and the issuance by the Guarantor and certain other subsidiaries listed in the Registration Statement of guarantees with respect to the New Notes. The New Notes will be offered by Beazer in exchange for $350,000,000 aggregate principal amount of its outstanding 6 7/8% Senior Notes due 2015 which have not been registered under the Securities Act.

        The New Notes and the New Guarantees will be issued under an indenture, dated April 17, 2002 (the "Original Indenture"), and a Fifth Supplemental Indenture, dated as of June 8, 2005 (the "Fifth Supplemental Indenture", and the Original Indenture as supplemented to date is referred to herein as the "Indenture") among Beazer, the Guarantor, certain other subsidiary guarantors listed in the Registration Statement and U.S. Bank National Association, as trustee.

        Our engagement as local New Jersey counsel has been solely for the purpose of issuing this opinion letter. We did not participate in the negotiation or drafting of the Registration Statement or the Indenture. Except as specifically provided herein, we have not made any independent review or investigation of the organization, existence, good standing, assets, business or affairs of the Guarantor, or of any other matters. Except as specifically identified herein, we have not been retained or engaged to perform, nor have we performed, any independent review or investigation of any statutes, ordinances, laws, regulations, orders, corporate records, agreements, documents or instruments to which the Guarantor may be a party or to which the Guarantor or any of its property may be subject, or by which the Guarantor or any of its property may be bound, nor have we, except as specifically identified herein, been retained or engaged to perform, or performed, any independent review or investigation as to: (a) the existence of any actions, suits, arbitrations, claims, investigations or legal or administrative proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality pending or threatened against or relating to the Guarantor or in which the Guarantor is a party; (b) the existence of violations by the Guarantor of its certificate of incorporation or by-laws or any predecessor version of the certificate of incorporation or by-laws or any notes, indentures, mortgages, leases, agreements, or other contracts or agreements or instruments to which the Guarantor may be a party or to which its property may be subject; or (c) the existence of, or violations by the Guarantor of, any rulings, injunctions, judgments, orders, writs or decrees to which the Guarantor or its property is subject.

        Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of federal law or the law of any jurisdiction other than, as in effect on the date of this opinion letter, the internal laws of the State of New Jersey.

        For purposes of this opinion letter, we have examined copies of the following:

        (A)  the Original Indenture;

        (B)  the Fifth Supplemental Indenture;

        (C)  the certificate of incorporation of the Guarantor, certified as of July 27, 2005 by the Treasurer of the State of New Jersey, and the bylaws of the Guarantor as presently in effect, certified by the Secretary of the Guarantor as of the date hereof (collectively, the "Charter Documents");

        (D)  resolutions adopted by the board of directors of the Guarantor on April 17, 2002, certified by the Secretary of the Guarantor as of the date hereof, relating to the execution and delivery of, and the performance by the Guarantor of its obligations under the Original Indenture;

        (E)  resolutions adopted by the board of directors of the Guarantor on June 1, 2005, certified by the Secretary of the Guarantor as of the date hereof, relating to the execution and delivery of, and the performance by the Guarantor of its obligations under the Fifth Supplemental Indenture;

        (F)  written consent to action of Beazer Homes Corp, as the sole shareholder of the Guarantor, dated as of the date hereof, relating to the execution and delivery of, and the performance by the Guarantor of its obligations under the Fifth Supplemental Indenture; and

        (G)  A certificate of the Treasurer of the State of New Jersey, dated July 26, 2005, with respect to the incorporation and good standing of the Guarantor under the laws of the State of New Jersey (the "Good Standing Certificate").

        The foregoing documents A and B are sometimes hereinafter referred to collectively as the "Transaction Documents".

        In giving the following opinions, we have assumed (i) the genuineness of all signatures on the documents submitted to us, (ii) the authenticity and completeness of all documents submitted to us, (iii) the conformity to the originals of all such documents submitted to us as copies, (iv) the due authorization, execution and delivery of each document submitted to us by all of the parties thereto (other than the due authorization of the Transaction Documents by the Guarantor), (v) the legal capacity of all natural persons executing the Transaction Documents, (vi) that the Transaction Documents are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that such Transaction Documents accurately describe and contain the mutual understanding of the parties, and that there are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Transaction Documents and (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Guarantor and other persons on which we have relied for purposes of this opinion are true and correct and that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate. As to questions of fact material to the opinions rendered herein, we have relied (without independent investigation, except as expressly indicated herein) upon certificates or comparable documents of the Guarantor and upon the representations and warranties made by the Guarantor in the Transaction Documents.

        Statements in this opinion which are qualified by the expression "to our knowledge", "of which we have knowledge", "known to us" or "we have no reason to believe" or other expressions of like import are limited to the current actual knowledge of the individual attorneys in this firm who have devoted substantive attention to the representation of the Guarantor in connection with the preparation, execution and delivery of this opinion (but not the knowledge of any other attorney in this firm or any constructive or imputed knowledge of any information, whether by reason of our representation of the Guarantor or otherwise). We have not undertaken any independent investigation to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion should not be regarded as such an investigation.

        Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that:

        1.     The Guarantor is validly existing as a corporation in good standing under the laws of the State of New Jersey, and the Guarantor has the corporate power to enter into and carry out its obligations under the Transaction Documents.

        2.     The execution, delivery and performance of the Transaction Documents by the Guarantor have been duly authorized by all necessary corporate action on the part of the Guarantor.

        3.     The execution and delivery by the Guarantor of the Transaction Documents and the performance of its obligations thereunder do not (i) require any consent or approval of its stockholders that has not been obtained, (ii) cause the Guarantor to violate any New Jersey State law, rule or regulation, (iii) to our knowledge, cause the Guarantor to violate any order, writ, judgment, injunction, decree, determination or award of any New Jersey state court to which the Guarantor is a named party which violation would impair the Guarantor's ability to perform its obligations under the Transaction Documents, or (iii) violate any provision of the Charter Documents.

        The opinions expressed herein are subject to the following exceptions, qualifications and limitations:

        A.    We express no opinion with respect to any of the following (collectively, the "Excluded Laws"): (i) anti-fraud laws or other federal and state securities laws; (ii) pension and employee benefit laws; (iii) federal and state antitrust and unfair competition laws; (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other anti-trust laws and the Exon-Florio Act; (v) the statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and other political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (vi) federal and state environmental laws; (vii) federal and state land use and subdivision laws; (viii) federal and state tax laws; (ix) federal and state laws relating to communications (including, without limitation, the Communications Act of 1934, as amended, and the Telecommunications Act of 1996, as amended); (x) federal patent, copyright, and trademark, state trademark and other federal and state intellectual property laws; (xi) federal and state racketeering laws; (xii) federal and state health and safety laws; (xiii) federal and state laws concerning aviation; (xiv) federal and state laws concerning public utilities; (xv) federal and state labor laws; (xvi) federal and state laws and policies concerning (A) national and local emergencies, (B) possible judicial deference to acts of sovereign states, and (C) criminal and civil forfeiture laws; and (xvii) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g. mail fraud and wire fraud statutes); and in the case of each of the foregoing, all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto.

        B.    We express no opinion with respect to any document, instrument or agreement (including the exhibits or schedules to any Transaction Document) other than the Transaction Documents regardless of whether such document, instrument or agreement is referred to in the Transaction Documents.

        C.    With respect to our opinion set forth in paragraph 1 above, with your permission, we are relying solely and without independent investigation on our review and examination of the Good Standing Certificate and a certificate of an officer of the Guarantor and any documents certified to us thereby.

        D.    Our opinion in clause (i) of paragraph 3 above is limited solely to laws, rules and regulations (other than Excluded Laws) that in our experience are generally applicable to transactions in the nature of those contemplated by the Transaction Documents between unregulated parties.

        This opinion is rendered to you, and is based upon the law in effect, on the date hereof, and we assume no obligation to revise or supplement this opinion with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

        This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

        This opinion is rendered solely to you in connection with the issuance by the Guarantor and of guarantees with respect to the New Notes. This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent.

        We hereby consent to the references in the Registration Statement, to our Firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C.
GIBBONS, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE A Professional Corporation

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  Exhibit 5.4